Exhibit 99.1

CODE OF ETHICAL BUSINESS CONDUCT

Agape ATP Corporation (the “Company” or “Agape ATP”) has enjoyed a reputation as a company of high integrity. The Company has worked hard to earn the respect of customers, suppliers, and the public. This Code of Ethical Business Conduct (“Code”) embodies Agape ATP’s commitment to continue to enjoy this fine reputation into the future. For that reason, the Company expects its directors, officers and employees to share the commitment to comply with all the provisions of the Code and the spirit in which it is intended.

This Code describes the general principles and guidelines applicable to all directors, officers and employees of the Company. Although the general principles outlined in this Code apply to the conduct of all of the Company’s business transactions, the Company’s directors, officers and employees are also bound by other specific Company policies. All managers are responsible for the enforcement of, and compliance with, all policies of the Company, including distribution and communications to ensure employee knowledge of and compliance with these policies.

APPLICATION OF THE CODE

Every director, officer, and employee (“employees”) of the Company is required to comply with the Code and all Company policies. We also expect those agents, consultants and other representatives (“associates”) working on the Company’s behalf will adhere to high ethical standards. Accordingly, no director, officer or employee of the Company should ask an agent, consultant or other representative to engage in conduct that would be prohibited by the Code or any Company policy or applicable law.

Directors, officers and employees of the Company are expected to maintain high ethical standards in their actions and working relationships with customers, suppliers, fellow employees, competitors, representatives of government, and others. All members of the Company are expected to act in business matters with dual responsibility to the public interest and the Company’s interest, above their own. Employees must use sound business practices to maintain their integrity and that of the Company.

COMPLIANCE WITH LAWS

It is the Company’s policy to comply with all applicable federal, state and local laws and regulations in the conduct of its business. The Company, its associates and employees are prohibited by law from influencing or inducing favorable government action through bribery or collusion. Accordingly, no associates or employee shall make any payment or offer anything of value in the form of compensation, gift, contribution or otherwise to any government agent, employee or official, whether appointed or elected, for the purpose of inducing favorable governmental action. Should any associate or employee receive a solicitation for a payment, bribe, gift, or contribution from any government agent, employee or official, whether appointed or elected, it should be reported to the Company’s outside legal counsel immediately.

Any requests for information from a governmental or regulatory body should be immediately referred to the Company’s outside legal counsel for review. No associate or employee of the Company shall knowingly withhold or conceal information legally requested by any governmental or regulatory body, or knowingly furnish incorrect or misleading information to such body. Any associate or employee of the Company who either knows or has reason to believe that the Company itself, or another Company associate or employee has knowingly withheld or concealed, or is knowingly withholding or concealing information legally requested, or has knowingly furnished, or is knowingly furnishing materially incorrect or misleading information to any governmental or regulatory body, shall immediately report that good faith belief to the Company’s outside legal counsel.

The Company’s outside legal counsel will promptly review any such reports and make the determination whether any material requested by any governmental body is subject to any legal privilege and may be lawfully withheld. In no instance, will the Company or any of its employees knowingly and intentionally provide materially incorrect or misleading information to any government body.

Agape ATP Corporation	Code of Ethical Business Conduct

USE OF CORPORATE FUNDS AND RESOURCES

No director, officer or employee will use Company funds, resources or property for his or her personal benefit unless such use is consistent with Company policy or has been properly approved by appropriate Company personnel. Company property must not be sold, loaned, given away, or otherwise disposed of-regardless of condition or value-without proper authorization.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Corporate funds shall not be used for direct or indirect contributions to political parties, candidates or campaigns. The Company does not prohibit directors, officers or employees from making personal contributions of their time and funds to political candidates, causes or parties of their choice. However, the decision to make such a contribution is personal and imposes no responsibility or obligation on the Company. Company employees may not use work time to assist any party or campaign, and may not be reimbursed for personal political activity.

PAYMENTS TO GOVERNMENT OFFICIALS

It is a violation of Company policy, to give or offer, either directly or indirectly, anything of value to government officials in order to influence their actions or decisions. Company funds or assets will not be used to make gifts to, provide entertainment for, or furnish assistance or other services to, government employees or public officials to induce them to do business with the Company. The U.S. Foreign Corrupt Practices Act applies globally and makes it illegal to offer or give money or anything of value, either directly or indirectly, to foreign government officials in order to obtain, retain or direct business, or to acquire any improper advantage. Nothing of value may be given to a government official, even if deemed nominal, without prior written approval of the Company’s outside legal counsel. Employees are expected to report any request by a government official for payment of money or anything of value, and to report any circumstances that calls into question the integrity of the Company’s dealings with government officials.

FINANCIAL ACCOUNTING AND REPORTING

Every director, officer and employee of the Company, and particularly the Principal Executive Officer and the Principal Financial/Accounting Officer, are required to comply in all respects with all applicable laws, rules and regulations regarding financial accounting and reporting. This includes, but is not limited to, the laws, rules and regulations of the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”).

Good financial reporting starts with good recordkeeping, and the Company and its management rely on its records to prepare financial statements that present its results of operations and financial position in a full, fair, accurate, timely and understandable manner. These financial statements are relied on by stockholders, creditors, government authorities, and the public. It is therefore critical that all employees involved with recording, summarizing and maintaining business and accounting records do so in accordance with the following:

●	All assets, liabilities, revenues and expenses will be recorded in the financial reports of the Company;

●	No undisclosed or unrecorded funds or accounts will be established for any purpose;

●	No false or artificial entries will be made for any reason; and

●	No payments will be approved or made with the intention or understanding that any part of the payments are to be used for any purpose other than that described by the documentation supporting the payment.

Agape ATP Corporation	Code of Ethical Business Conduct

Persons involved in preparing and finalizing the Company’s financial information, whether for internal or external reporting purposes, should do so in accordance with the following:

●	Assist in maintaining internal control over financial reporting.

●	Communicate openly and honestly with the Company’s external public accountants with respect to quarterly and annual financial reporting and related disclosures.

●	Ensure the financial statements and related disclosures include all information deemed necessary to achieve an appropriate degree of transparency of business transactions.

The Principal Executive Officer and the Principal Financial/Accounting Officer must assure that financial information disclosed in public communications and in the Company’s periodic reports filed with the SEC is reported fully, fairly and accurately and in a timely and understandable manner. Every director, officer and employee of the Company, and particularly, the Principal Executive Officer and the Principal Financial/Accounting Officer must promptly report (confidentially, if desired) to the Company’s Board of Directors or to the Company’s outside legal counsel:

●	Any material violation of any applicable law, rule or regulation;

●	Any incidence of fraud, whether material or not, by management or other persons responsible for recording, processing, summarizing or reporting information required to by disclosed by the Company in reports and statements filed with the SEC; and

●	Any material information, fact or circumstance, including any deficiency in any internal control over financial reporting, that could affect or render untrue the information contained in any periodic report that the Company is required to file with the SEC or other regulatory body or that is disclosed in other public communications.

CONFLICT OF INTEREST

RELATIONS WITH EMPLOYEES

It is the policy of the Company to provide employment opportunity, wages, and opportunities for advancement, training, and growth to all employees on the basis of merit. It is also the policy of the Company to comply with all existing legislation and established regulations of the various applicable governmental bodies concerned with prohibiting discrimination. The Company will not tolerate discrimination, harassment or other inappropriate treatment of employees on the basis of race, religion, sex, age, national origin, veteran status, disability, sexual orientation, gender identity and/or expression or other legally protected status. It is the Company’s practice to deal fairly and equitably with all employees.

The Company is committed to providing a safe and healthy workplace, and shall maintain and, when appropriate, improve its plants, equipment, and methods to that end.

The Company encourages expression by employees about their work, including their ideas for continuous improvement.

ENVIRONMENTAL PROTECTION

The Company conducts its operations with the highest regard for the quality of the environment, including water, air and general land usage. The objective is to comply with standards established by appropriate local, state, or federal agencies at every operating location where emissions into water sources, the atmosphere or solid waste disposal are present. Directors, officers and employees must conduct the business of the Company in an environmentally sound manner, and must comply with applicable environmental laws and regulations.

Agape ATP Corporation	Code of Ethical Business Conduct

PROTECTION AND INFORMATION

All directors, officers and employees must be in compliance with the following:

● All confidential information about the Company, including inventions, discoveries, formulas, trade secrets, customer lists and employee data, as well as confidential information acquired by the Company from another company, individual or entity subject to a secrecy and proprietary rights agreement, will be kept confidential. Employees must maintain the confidentiality of such information during and subsequent to the period of employment with the Company.

● Information gathered on competitors, customers, suppliers and other entities with which the Company does business, must be acquired legally and in a manner consistent with the Company’s high level of ethics and proper business conduct. Directors, officers and employees who inadvertently obtain confidential information belonging to another company should contact the Company’s outside legal counsel prior to use or disclosure of such information.

● Directors, officers and employees of the Company should recognize that the business records and communications that they create have the potential to become public in the future. Therefore, the Company’s directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in any and all of their work-related communications. This applies equally to e-mail, internal memos and formal reports. Furthermore, the Company’s directors, officers and employees are required to comply with the terms of the Company’s document retention policies at all times, to avoid even the appearance of impropriety.

FAIR DEALING

Each director, officer and employee of the Company shall deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair dealing practice.

ENFORCEMENT

The Code is important to the Company and must be taken seriously by all employees. Accordingly, violations of the Code will not be tolerated and will result in disciplinary action, which can include oral or written reprimand, probation, suspension or termination, in accordance with Company policy.

HOW TO HANDLE SUSPECTED VIOLATIONS OF THE CODE

All directors, officers and employees are expected to seek advice from appropriate personnel if they have any questions about the application of the Code to a specific situation. In addition, to help the Company achieve full compliance, directors, officers and employees are encouraged to raise questions and good faith concerns, and to cooperate fully in any investigation. Known or suspected violations are expected to be reported immediately.

Officers and employees should address their questions and concerns first to their managers, if appropriate. Directors should address their concerns to the Board of Directors.

AMENDMENTS AND WAIVERS OF THE CODE

Only the Board of Directors may amend or waive a provision of the Code for directors and executive officers of the Company, including the Principal Executive Officer and the Principal Financial/Accounting Officer. Any such amendment or waiver must be disclosed publicly if and as required by law or stock exchange listing standard.

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